Exhibit 99.4

Our Corporate Structure

The chart below illustrates our corporate structure:

(1)	The common partnership interests of the Holding Partnership are owned by: the Cardwell Group, which consists of affiliates of Petro, Inc., J.A. Cardwell, Sr., James A. Cardwell, Jr., and JAJCO II, Inc. (51.7%); Volvo Petro Holdings, L.L.C., an affiliate of Volvo Trucks North America, Inc. (28.7%); Mobil Long Haul, Inc., an affiliate of Exxon Mobil Corporation (9.7%); and Petro Warrant Holdings Corporation (10.0%). These numbers do not equal 100% due to rounding differences. Mobil Long Haul, Inc. and the Cardwell Group also own redeemable preferred partnership interests in the Holding Partnership.
(2)	The Holding Partnership directly owns a 98.7% limited partnership interest in Petro which has been pledged first to the lenders under Petro’s senior secured credit facilities and then to the holders of the notes. Petro Holdings GP, LLC, which owns a 0.78% limited partnership interest in Petro, is wholly-owned by the Holding Partnership. Therefore, the Holding Partnership, directly and indirectly, owns a 99.5% limited partnership interest in Petro.
(3)	Includes Petro, Inc., which owns a 0.25% general partnership interest in Petro, and James A. Cardwell, Jr., who owns a 0.25% limited partnership interest in Petro. The general partnership interest is pledged first to lenders under Petro’s senior secured credit facilities and then to holders of the notes.
(4)	The debt under the senior secured credit facilities is secured by (i) a first priority security interest in substantially all of Petro’s assets, and the assets of its subsidiaries, and (ii) a first priority security interest in the Holding Partnership’s limited partnership interests in Petro described above. The notes offered hereby have a second priority security interest in those assets.
(5)	Petro Financial Corporation and Petro Distributing, Inc. are guarantors of all amounts outstanding under the senior secured credit facilities and the 9% senior secured notes due 2012.
(6)	Includes the $25.0 million of additional indebtedness from the sale of the notes offered hereby.